FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Melissa Trombetta (Investors)
724.514.1813

Mylan Reports First Quarter 2017 Results

First Quarter Total Revenues Increase 24%

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - May 10, 2017 - Mylan N.V. (NASDAQ, TASE: MYL) today announced its financial results for the quarter ended March 31, 2017.

Financial Highlights

•	Total revenues of $2.72 billion, up 24% compared to the prior year period

•	North America segment third party net sales of $1.21 billion, up 5%; and up approximately 20% excluding the impact of EpiPen® Auto-Injector, which was anticipated

•	Europe segment third party net sales of $892.0 million, up 53%

•	Rest of World segment third party net sales of $580.5 million, up 34%

•	U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.12, up 300% compared to U.S. GAAP EPS of $0.03 in the prior year period

•	Adjusted diluted earnings per ordinary share ("adjusted EPS") of $0.93, up 22% compared to $0.76 in the prior year period

•	U.S. GAAP cash provided by operating activities of $452.9 million, up 463% compared to $80.5 million in the prior year period

•
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Mylan CEO Heather Bresch commented, “Mylan's results during the first quarter marked a great start to what we believe will be another year of strong financial performance, and continue to reflect the strength and diversity of our global business and demonstrate our resilience and ability to absorb both our industry's natural volatility, as well as additional headwinds, related to particular products and/or markets. We delivered year-over-year revenue growth of 24%, adjusted EPS growth of 22%, and expanded segment profitability in all three segments. These results are a true reflection of all of the great assets we have integrated, with significant contributions from acquisitions completed last year, as well as from new product launches across our business. We remain confident in our guidance and our business outlook for the full year 2017, including our adjusted EPS guidance range."

Mylan President Rajiv Malik said, “We continued to benefit from the successful execution of the integration of our global platform, with strong double-digit revenue growth in Europe and Rest of World and a solid performance in North America. We also continue to execute on our key pipeline programs, as outlined during our March investor day. Our overall expectations for the global pricing environment are unchanged and we are still predicting mid-single digit price erosion globally for the year."
Mylan CFO Ken Parks added, "We are pleased with our strong operating cash flow generation in the quarter, and we remain committed to deleveraging in 2017. With our financial flexibility, we continue to execute on our business plan, including business development activities, while maintaining our commitment to an investment grade credit rating."

Total Revenues

	Three Months Ended
	March 31,
(Unaudited; in millions)	2017	2016	Percent Change
Total Revenues	$2,719.5	$2,191.3	24%
North America (1)	1,214.9	1,157.5	5%
Europe (1)	892.0	584.3	53%
Rest of World (1)	580.5	434.3	34%
Other Revenues	32.1	15.2	111%

(1)
As previously reported, effective October 1, 2016, we expanded our reportable segments as follows: North America, Europe and Rest of World. As a result, the amounts previously reported under the Specialty segment have been recast to North America and amounts related to Brazil are included in Rest of World for all periods presented. Segment amounts represent third party net sales.

First Quarter 2017 Financial Results

Total Revenues

Total revenues were $2.72 billion in the first quarter of 2017, compared to $2.19 billion in the prior year period. Third party net sales for the current quarter were $2.69 billion compared to $2.18 billion for the prior year period, representing an increase of $511.3 million, or 23%. In the first quarter of 2017, net sales from the acquisitions of Meda AB (publ) ("Meda") and the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, LLC (the "Topicals Business") contributed approximately $606.6 million. These increases were partially offset by a net decrease in net sales from new products and existing products of approximately $85.8 million. The decrease from existing products was due to a combination of lower pricing and volumes in the current quarter. Other third party revenues for the current quarter were $32.1 million compared to $15.2 million in the prior year period, an increase of $16.9 million primarily as a result of an increase in royalty income, including the impact of the acquired businesses. The unfavorable impact of foreign currency translation on current quarter revenues was approximately $10 million or less than 1%. Below is a summary of third party net sales in each of our segments for the three months ended March 31, 2017:

•
Third party net sales from North America were $1.21 billion for the quarter, an increase of 5% when compared to the prior year period. This increase was principally due to net sales from the acquisitions of Meda and the Topicals Business which totaled approximately $182.1 million. Partially offsetting this increase was a net decrease in net sales from new products and lower volume and pricing on existing products. In addition, sales of the EpiPen® Auto-Injector declined in the current quarter as a result of increased competition and the impact of the launch of the authorized generic. The impact of foreign currency translation was less than 1% within North America.

•
Third party net sales from Europe were $892.0 million for the quarter, an increase of 53% when compared to the prior year period. This increase was primarily the result of net sales from the acquisition of Meda which totaled approximately $337.8 million. This increase was partially offset by a net decrease in net sales from new products and lower volume and pricing on existing products. The unfavorable impact of foreign currency translation on current period third party net sales was approximately $24 million, or 4% within Europe.

•
Third party net sales from Rest of World were $580.5 million for the quarter, an increase of 34% when compared to the prior year period. This increase was primarily due to net sales from the acquisition of Meda which totaled approximately $86.7 million. In addition, net sales from existing products increased principally as a result of higher sales from our anti-retroviral franchise. Throughout the segment, sales from new products and higher volumes on existing products more than offset lower pricing. The favorable impact of foreign currency translation on current period third party net sales was approximately $13 million, or 3% within Rest of World.

Total Gross Profit
Gross profit was $1.09 billion and $907.0 million for the first quarter of 2017 and 2016, respectively. Gross margins were 40% and 41% in the first quarter of 2017 and 2016, respectively. Gross margins were negatively impacted in the current quarter due to increased amortization expense as a result of the acquisitions of Meda and the Topicals Business, lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, partially offset by the contributions from the acquired businesses noted above. Adjusted gross profit was $1.45 billion and adjusted gross margins were 53% for the first quarter of 2017 compared to adjusted gross profit of $1.18 billion and adjusted gross margins of 54% in the prior year period. Adjusted gross margins were negatively impacted in the current quarter as a result of lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, partially offset by the contributions from the acquired businesses.

Total Profitability
Earnings from operations increased $121.6 million from the comparable prior year period primarily due to the increase in gross profit, partially offset by higher SG&A expense related to the acquired businesses.

R&D expense decreased from the comparable prior year period due to lower expenditures principally related to the Company's respiratory and biologics programs due to the timing of clinical activities when compared to the prior year period. Partially offsetting these decreases was the additional R&D expense due to the impact of acquisitions. SG&A expense increased from the comparable prior year period primarily due to the additional expense related to the acquired businesses, partially offset by lower acquisition related costs, including consulting and legal costs.

U.S. GAAP net earnings increased by $52.5 million to $66.4 million for the three months ended March 31, 2017, compared to $13.9 million for the prior year period. First quarter 2017 U.S. GAAP net earnings were positively impacted by the increase in earnings from operations. Partially offsetting this increase were higher non-operating expenses including interest expense in the current quarter. U.S. GAAP EPS increased from $0.03 to $0.12 in the current quarter. Adjusted net earnings increased by $113.5 million to $499.8 million compared to $386.3 million for the prior year period. Adjusted EPS increased 22% to $0.93 compared to $0.76 in the prior year period.

EBITDA, which is defined as net earnings (excluding the losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $658.5 million for the quarter ended March 31, 2017 and $417.3 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $812.7 million for the quarter ended March 31, 2017 and $583.7 million for the comparable prior year quarter.

Cash Flow
Net cash provided by operating activities was $452.9 million for the three months ended March 31, 2017 compared to $80.5 million for the prior year period. Capital expenditures were approximately $58.4 million for the three months ended March 31, 2017 compared to approximately $51.8 million for the comparable prior year. Adjusted cash provided by operating activities was $536.0 million for the three months ended March 31, 2017 compared to $202.0 million for the prior year period. Adjusted free cash flow, defined as adjusted cash provided by operating activities less capital expenditures, was $477.6 million for the three months ended March 31, 2017, compared to $150.2 million in the prior year.
Conference Call
Mylan N.V. will host a conference call and live webcast, today at 10:00 a.m. ET, to review the company's financial results for the first quarter ended March 31, 2017. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast, please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software. A replay of the webcast will be available will be available at www.mylan.com/investors, for a limited time.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted cash provided by operating activities, adjusted free cash flow, adjusted SG&A as a percentage of total revenues, adjusted R&D as a percentage of total revenues and adjusted effective tax rate are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues and third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares third party net sales on an actual and constant currency basis for each reportable segment for the three months ended March 31, 2017 and 2016. Also, other than as described, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017.
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses including those related to the Meda transaction, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the target of $6.00 in adjusted EPS in 2018, it does not represent Company guidance and the Company is not providing a U.S. GAAP target or reconciliation because the Company has not quantified all future amounts, including U.S. GAAP amounts, related to this target.
Reconciliation of Adjusted Net Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and U.S. GAAP EPS to adjusted net earnings and adjusted EPS for the three months ended March 31, 2017 compared to the prior year period:

	Three Months Ended March 31,
(In millions, except per share amounts)	2017		2016
U.S. GAAP net earnings and U.S. GAAP diluted earnings per share	$66.4	$0.12	$13.9	$0.03
Purchase accounting related amortization (primarily included in cost of sales)	349.2		249.3
Litigation settlements, net	(0.9)		(1.5)
Interest expense (primarily related to clean energy investment financing)	7.3		5.7
Accretion of contingent consideration liability and other fair value adjustments	17.7		10.0
Clean energy investments pre-tax loss (a)	22.3		25.5
Acquisition related costs (primarily included in SG&A and cost of sales) (b)	31.3		53.2
Restructuring related costs (c)	23.1		9.8
Other special items included in:
Cost of sales	7.1		13.8
Research and development expense (d)	65.1		66.1
Selling, general and administrative expense	5.9		6.8
Other expense, net	6.1		2.2
Tax effect of the above items and other income tax related items	(100.8)		(68.5)
Adjusted net earnings and adjusted EPS	$499.8	$0.93	$386.3	$0.76
Weighted average diluted ordinary shares outstanding	536.9		509.6
____________
Significant items for the three months ended March 31, 2017 include the following:

(a)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments and related financing, excluding interest expense, the activities of which qualify for income tax credits under Section 45 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). The amount is included in other expense, net in the Condensed Consolidated Statements of Operations.

(b)
Acquisition related costs primarily relate to acquisition and integration activities, including ongoing activities. Included in SG&A for the three months ended March 31, 2017 is approximately $24.1 million, primarily related to consulting, professional and legal costs.

(c)	Of the total amount, approximately $12.9 million is included in cost of sales, $1.3 million is included in R&D and $8.9 million is included in SG&A.

(d)
R&D expense includes an upfront expense of approximately $50 million related to a joint development and marketing agreement for a respiratory product, $5.8 million related to Momenta collaboration expense and other similar smaller agreements.

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three months ended March 31, 2017 compared to the prior year period (in millions):

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP net earnings	$66.4	$13.9
Add adjustments:
Net contribution attributable to equity method investments	33.2	30.9
Income tax provision	5.2	5.1
Interest expense	138.2	70.3
Depreciation and amortization	415.5	297.1
EBITDA	$658.5	$417.3
Add/(deduct) adjustments:
Share-based compensation expense	23.1	26.5
Litigation settlements and other contingencies, net	9.0	(1.5)
Restructuring & other special items	122.1	141.4
Adjusted EBITDA	$812.7	$583.7

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We market a growing portfolio of more than 7,500 products around the world, including antiretroviral therapies on which approximately 50% of people being treated for HIV/AIDS in the developing world depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our more than 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at mylan.com.

FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, that Mylan’s results during the first quarter marked a great start to what it believes will be another year of strong financial performance; Mylan remains confident in its guidance and business outlook for the full year 2017, including its adjusted EPS guidance range; Mylan’s overall expectations for the global pricing environment are unchanged and Mylan still predicts mid-single digit price-erosion globally for the year; Mylan remains committed to deleveraging in 2017; and with its financial flexibility Mylan continues to execute on its business plan, including business development activities, while maintaining its commitment to an investment grade credit rating. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target,” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments of Mylan's acquisition (the "EPD Transaction") of Mylan Inc. and Abbott Laboratories' non-U.S. developed markets specialty and branded generics business (the "EPD Business") and the acquisition of Meda by Mylan (the "Meda Transaction"); changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; actions and decisions of healthcare and pharmaceutical regulators; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Meda Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction, the Meda Transaction, and the December 2016 announced restructuring program in certain locations, within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; with respect to the Company agreeing to the terms of a $465 million settlement with the U.S. Department of Justice and other government agencies related to the classification of the EpiPen® Auto-Injector and EpiPen Jr® Auto-Injector (collectively, "EpiPen® Auto-Injector") for purposes of the Medicaid Drug Rebate Program, the inability or unwillingness on the part of any of the parties to finalize the settlement, any legal or regulatory challenges to the settlement, and any failure by third parties to comply with their contractual obligations; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan's ability to bring new products, including but not limited to generic Advair, to market; success of clinical trials and Mylan's ability to execute on new product opportunities, including but not limited to generic Advair; any changes in or difficulties with our inventory of, and our ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the potential impact of any change in patient access to the EpiPen® Auto-Injector and the introduction of a generic version of the EpiPen® Auto-Injector; the scope, timing, and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Net sales	$2,687.4	$2,176.1
Other revenues	32.1	15.2
Total revenues	2,719.5	2,191.3
Cost of sales	1,634.5	1,284.3
Gross profit	1,085.0	907.0
Operating expenses:
Research and development	217.5	253.6
Selling, general and administrative	631.3	549.3
Litigation settlements and other contingencies, net	9.0	(1.5)
Total operating expenses	857.8	801.4
Earnings from operations	227.2	105.6
Interest expense	138.2	70.3
Other expense, net	17.4	16.3
Earnings before income taxes	71.6	19.0
Income tax provision	5.2	5.1
Net earnings	$66.4	$13.9
Earnings per ordinary share:
Basic	$0.12	$0.03
Diluted	$0.12	$0.03
Weighted average ordinary shares outstanding:
Basic	534.5	489.8
Diluted	536.9	509.6

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	March 31, 2017	December 31, 2016
ASSETS
Assets
Current assets
Cash and cash equivalents	$723.8	$998.8
Accounts receivable, net	2,872.0	3,310.9
Inventories	2,547.8	2,456.4
Prepaid expenses and other current assets	921.9	756.4
Total current assets	7,065.5	7,522.5
Intangible assets, net	14,370.0	14,447.8
Goodwill	9,394.1	9,231.9
Other non-current assets	3,443.0	3,524.0
Total assets	$34,272.6	$34,726.2
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$294.4	$290.0
Other current liabilities	4,229.8	4,750.7
Long-term debt	14,700.8	15,202.9
Other non-current liabilities	3,391.6	3,365.0
Total liabilities	22,616.6	23,608.6
Noncontrolling interest	—	1.4
Mylan N.V. shareholders' equity	11,656.0	11,116.2
Total liabilities and equity	$34,272.6	$34,726.2

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Summary of Total Revenues by Segment

	Three Months Ended
	March 31,
	2017	2016	% Change	2017 Currency Impact (1)	2017 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America (3)	$1,214.9	$1,157.5	5%	$(2.2)	$1,212.7	5%
Europe (3)	892.0	584.3	53%	24.3	916.3	57%
Rest of World (3)	580.5	434.3	34%	(12.7)	567.8	31%
Total third party net sales (3)	2,687.4	2,176.1	23%	9.4	2,696.8	24%

Other third party revenues	32.1	15.2	111%	0.2	32.3	113%
Consolidated total revenues	$2,719.5	$2,191.3	24%	$9.6	$2,729.1	25%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating third party net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2017 constant currency third party net sales or revenues to the corresponding amount in the prior year.

(3)
Effective October 1, 2016, the Company expanded its reportable segments as follows: North America, Europe and Rest of World. As a result, the amounts previously reported under the Specialty segment have been recast to North America and amounts related to Brazil are included in Rest of World for all periods presented.

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP cost of sales	$1,634.5	$1,284.3
Deduct:
Purchase accounting amortization and other related items	(343.3)	(243.6)
Acquisition related costs	(5.9)	(18.5)
Restructuring related costs	(12.9)	(1.4)
Other special items	(7.1)	(13.8)
Adjusted cost of sales	$1,265.3	$1,007.0

Adjusted gross profit (a)	$1,454.2	$1,184.3

Adjusted gross margin (a)	53%	54%

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP R&D	$217.5	$253.6
Deduct:
Acquisition related costs	(0.3)	(0.1)
Restructuring related costs	(1.3)	—
Other special items	(65.1)	(66.1)
Adjusted R&D	$150.8	$187.4

Adjusted R&D as % of total revenues	6%	9%

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP SG&A	$631.3	$549.3
Deduct:
Acquisition related costs	(24.1)	(35.7)
Restructuring related costs	(8.9)	—
Purchase accounting amortization and other related items	(0.2)	—
Other special items	(5.9)	(6.8)
Adjusted SG&A	$592.2	$506.8

Adjusted SG&A as % of total revenues	22%	23%

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP total operating expenses	$857.8	$801.4
(Deduct) / Add:
Litigation settlements and other contingencies, net	(9.0)	1.5
R&D adjustments	(66.7)	(66.2)
SG&A adjustments	(39.1)	(42.5)
Adjusted total operating expenses	$743.0	$694.2

Adjusted earnings from operations (b)	$711.2	$490.1

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP interest expense	$138.2	$70.3
Deduct:
Interest expense related to clean energy investments (c)	(3.3)	(3.8)
Accretion of contingent consideration liability	(7.8)	(10.0)
Acquisition related costs	(0.2)	(4.3)
Other special items	(2.0)	(1.9)
Adjusted interest expense	$124.9	$50.3

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP other expense, net	$17.4	$16.3
Add:
Clean energy investments pre-tax loss	(22.3)	(25.5)
Purchase accounting related amortization	(5.7)	(5.7)
Net loss on Sagent Agila joint venture termination	(5.7)	—
Acquisition related costs	(0.8)	(3.0)
Other items	(2.3)	(2.2)
Adjusted other income	$(19.4)	$(20.1)

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP earnings before income taxes	$71.6	$19.0
Total pre tax non-GAAP adjustments	534.3	441.0
Adjusted earnings before income taxes	$605.9	$460.0

U.S. GAAP income tax provision	$5.2	$5.1
Adjusted tax expense	100.8	68.5
Adjusted income tax provision	$106.0	$73.6

Adjusted effective tax rate	17.5%	16.0%

	Three Months Ended
	March 31,
	2017	2016
U.S. GAAP net cash provided by operating activities	$452.9	$80.5
Add:
Restructuring related costs	55.2	—
Acquisition related costs	22.9	61.5
R&D expense	5.0	60.0
Adjusted cash provided by operating activities	$536.0	$202.0

Deduct:
Capital expenditures	(58.4)	(51.8)
Adjusted free cash flow	$477.6	$150.2
____________

(a)
U.S. GAAP gross profit is calculated as U.S. GAAP total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by U.S. GAAP total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.

Combined Twelve Months Ended March 31, 2017 Debt-to-Adjusted EBITDA and Net Debt-to-Adjusted EBITDA

The stated historical non-GAAP financial measure, combined for the twelve months ended March 31, 2017 adjusted EBITDA, is based on the sum of (i) $3,906.9 million of adjusted EBITDA (unaudited) for Mylan and (ii) $207.8 million of adjusted EBITDA (unaudited) for the period of January 1, 2016 to the date of acquisition for Meda and the Topicals Business. The stated measures represent an aggregation of Mylan and Renaissance figures which are derived from financial information prepared in accordance with U.S. GAAP and Meda figures derived from financial information prepared in accordance with IFRS as issued by the IASB and does not reflect pro forma adjustments (including the elimination of transactions between Mylan and Meda and Mylan and Renaissance).

	Three Months Ended				Twelve Months Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
Mylan N.V. adjusted EBITDA, as reported	$821.4	$1,060.9	$1,211.9	$812.7	$3,906.9
Pro-forma adjusted EBITDA from acquisitions					207.8
Total adjusted EBITDA					$4,114.7

Notional debt					$15,018.0
Short-term borrowings and capital leases					42.3
Total debt					$15,060.3
Less: cash and cash equivalents					(723.8)
Total net debt					$14,336.5

Debt-to-adjusted EBITDA leverage ratio					3.7

Net debt-to-adjusted EBITDA leverage ratio					3.5

Long-term average debt-to-adjusted EBITDA leverage target of ~3.0x

The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x net debt-to-adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.